Exhibit 99.1

Lantronix Reports Third Quarter Fiscal 2007 Results, Device Enablement Revenues
Grow 14% Year-Over-Year

IRVINE, Calif., May 3, 2007 -- Lantronix, Inc. (NasdaqCM:LTRX), a leader in device networking and data center management technologies, today announced financial results for the third fiscal quarter ended March 31, 2007.

Lantronix reported net revenues of $13.3 million for the third fiscal quarter ended March 31, 2007, compared with $13.1 million for the same period last year. The Company reported a net loss for the third fiscal quarter ended March 31, 2007 of $1.1 million or $(0.02) per basic and diluted share, compared with net income of $399,000, or $0.01 per basic and diluted share, for the same period last year. Net income for the third fiscal quarter of 2006 included $1.4 million of income from the recovery of legal settlement expenses.

Device Enablement revenues for the third fiscal quarter ended March 31, 2007 increased 14% to $9.9 million, or 74% of total net revenues, compared to $8.7 million, or 66% of total net revenues, for the same period last year.

Device Management revenues for the third fiscal quarter ended March 31, 2007 decreased 10% to $1.7 million, or 13% of total net revenues, compared to $1.9 million or 15% of total net revenues, for the same period last year.

Non-core revenues for the third fiscal quarter ended March 31, 2007 decreased 32% to $1.7 million, or 13% of total net revenues, compared to $2.5 million, or 19% of total net revenues, for the same period last year.

Gross profit margin increased to 51.8% for the third fiscal quarter ended March 31, 2007, compared with 50.3% for the same period last year.

Total operating expenses were $7.9 million for the third fiscal quarter ended March 31, 2007, compared to $6.2 million for the third fiscal quarter ended March 31, 2006. Operating expenses for the third fiscal quarter ended March 31, 2006 included $1.4 million of income from the recovery of legal settlement expenses. Selling, general and administrative expense in the third fiscal quarter ended March 31, 2007 was $6.0 million compared to $6.0 million for the same period last year. Research and development expense increased to $1.9 million from $1.6 million for the same period last year, in line with the Company’s planned increase in R&D investment to support new product development initiatives.

On March 31, 2007, Lantronix had cash, cash equivalents and marketable securities of $7.6 million.

On January 10, 2007, the settlement of the Company’s securities litigation became final and effective; accordingly, the Company reduced its accrued settlement liability and settlement recovery by $13.9 million in connection with this settlement. As of March 31, 2007, the Company had a remaining accrued settlement liability of $1.1 million. The Company expects to issue warrants to purchase Lantronix common stock with a fair value of $1.1 million to the class plaintiffs as final consideration for the remaining settlement liability.

Marc Nussbaum, President and Chief Executive Officer of Lantronix stated, “In the fiscal third quarter Lantronix delivered its tenth consecutive quarter of year-over-year revenue growth in the combined core business lines of device enablement and device management, which contributed 87% of total third quarter revenues. The typical seasonal slow-down for the period was exaggerated by a steep falloff in non-core sales of 32% and general weakness in the data center equipment management market.

“Revenue growth from our combined core product categories of device enablement and device management continues to trend upward, increasing 13% for the 12-month period ended March 31, 2007 compared to an increase of 11% in the same period a year earlier and 10% in the prior 12-month period. Based on an upturn in orders for device management products in April, we expect sequential and year-over-year increases in this category in fiscal Q4.

“The machine-to-machine (M2M) market has not yet reached the high growth levels forecasted by industry market analysts. Lantronix has responded with aggressive moves to drive market adoption by making device networking easier and more cost effective, while simultaneously adding products to our portfolio to address entirely new applications and industry verticals. We are continuing to invest in bringing innovative products to market, and we anticipate that our new products will contribute to revenues in fiscal 2008.”

Recent New Product Highlights

Significant achievements and new products recently announced include:

▪
IntelliBox®-I/O 2100 with EventTrak technology, a fully programmable external device server that automates the task of managing remote equipment and associated reporting. With IntelliBox, Lantronix addresses a new class of device applications.

▪
SecureLinx Spider™, the industry's first IP based "Distributed KVM" (keyboard, video and mouse) remote server management solution small enough to be held in one hand. The SecureLinx Spider delivers next generation non-blocking, remote management for servers in regional branch offices, small-medium businesses, test laboratories and campus environments.

▪
MatchPort™ b/g, the Company's third generation, full-featured, secure, embedded wireless (802.11 b/g) networking device server module, available for under $60 in volume. MatchPort b/g is suited for a variety of vertical applications including telematics/transportation, security access control, building/industrial automation, medical, retail/POS and power/utilities metering.

▪
XPort Direct, the industry’s first embedded Ethernet Gateway, capable of establishing a true machine-to-machine connection at the breakthrough price point of less than $20 in volume. This innovation opens device networking to a much broader audience of potential higher volume applications.

▪
ManageLinx, the first offering in a new hardware and software product line that makes creating scalable and secure end-to-end device networking systems easier than ever. This offering is targeted to the newly emerging application of Remote Product Services (RPS) in a broad variety of vertical product sectors such as industrial automation, medical and energy. The Lantronix developed Device Networking Architecture (DNA) at the heart of ManageLinx bridges remotely located devices to an enterprise management business system. The platform provides a device-centric suite of services for system integrators to build upon and includes advanced device discovery, secure remote subnet access, security, remote configuration and update, monitoring and third party application hosting.

Outlook

Nussbaum continued, “Our fourth fiscal quarter outlook is for year-over-year revenue growth in the range of 15% to 23% for the combined core business of device enablement and device management. For the fourth fiscal quarter of 2007 we expect total revenues in the range of $14.6 million to $15.4 million, which equates to a fiscal 2007 revenue outlook of approximately $55.0 million to $56.0 million. For the fourth fiscal quarter of 2007, we expect earnings to range from break-even to a net loss of $(0.01). Our cash balance may decline by up to $500,000 from the balance as of March 31, 2007 to fund working capital requirements.

“Although industry market analysts expect the M2M market to eventually reach a point of sharp acceleration, we are not waiting. Our internal plan assumes a conservative increase in M2M adoption over the next year. With this growth combined with our product expansion into new wireless applications, industrial applications, distributed KVM, and the remote product services equipment market, we expect substantial progress in fiscal 2008 toward achieving our ultimate goal of sustained annual core revenue growth greater than 20% and solid profitability.”

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern time. President and Chief Executive Officer Marc Nussbaum and Chief Financial Officer Reagan Sakai will be on the call to discuss third quarter fiscal 2007 results and answer questions.

Interested parties may participate in the conference call by dialing 866-383-8119 (International dial-in 617-597-5344) and entering passcode 24707458. The live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.

A telephonic replay of the conference call will be available through May 17, 2007 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 55181035. The webcast will be archived on the Company’s web site for twelve months.

About Lantronix

Lantronix, Inc. (Nasdaq: LTRX) develops hardware and software solutions to help businesses and government agencies remotely access and manage network infrastructure equipment and rapidly network-enable their physical electronic devices. With nearly two decades of networking experience, the company is a leader in secure, remote device and data center management. With a family of products ranging from embedded device servers, to external box device servers to data center management, Lantronix is a one-stop shop for technologists who design, manage and configure servers, electronic devices and network infrastructure equipment. The company’s worldwide headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning our issuance of a warrant in connection with the settlement of class action litigation, the potential growth of the M2M market, our ability to penetrate that market through new products and increase our revenues from the M2M market, the overall revenue of Lantronix in future periods, future cash balances and potential future profitability. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; its ability to identify and profitably develop new products that will be attractive to its target markets, including the M2M market and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of the Company’s products, by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the Company's recent SEC filings, including its Form 10-K for the fiscal year ended June 30, 2006, and its subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Lantronix, Inc.
Reagan Sakai, CFO
(949) 453-3990

The Piacente Group
Investor Relations
Brandi Piacente
(212) 481-2050
brandi@tpg-ir.com

- Tables to Follow -

CONSOLIDATED CONDENSED UNAUDITED BALANCE SHEETS

	March 31,	June 30,
	2007	2006
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$7,483	$7,729
Marketable securities	98	88
Accounts receivable, net	2,755	3,087
Inventories, net	9,834	8,113
Contract manufacturers' receivable	1,354	1,049
Settlements recovery	-	15,325
Prepaid expenses and other current assets	532	577
Total current assets	22,056	35,968

Property and equipment, net	1,851	1,589
Goodwill	9,488	9,488
Purchased intangible assets, net	545	610
Officer loans	127	122
Other assets	36	38
Total assets	$34,103	$47,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,268	$7,865
Accrued payroll and related expenses	1,764	1,596
Warranty reserve	445	693
Accrued settlements	1,132	16,767
Other current liabilities	3,145	3,675
Total current liabilities	16,754	30,596
Long-term liabilities	261	230
Long-term capital lease obligations	118	211

Commitments and contingencies

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	184,613	182,857
Accumulated deficit	(168,084)	(166,450)
Accumulated other comprehensive income	435	365
Total stockholders' equity	16,970	16,778
Total liabilities and stockholders' equity	$34,103	$47,815

CONSOLIDATED CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(In thousands, except per share data)
Net revenues (1)	$13,253	$13,063	$40,596	$38,258
Cost of revenues (2)	6,387	6,491	19,723	18,968
Gross profit	6,866	6,572	20,873	19,290
Operating expenses:
Selling, general and administrative	6,001	6,046	17,556	18,336
Research and development	1,898	1,572	5,498	4,285
Litigation settlement costs (recovery)	-	(1,385)	90	1,215
Amortization of purchased intangible assets	18	-	54	2
Restructuring recovery	-	-	-	(29)
Total operating expenses	7,917	6,233	23,198	23,809
(Loss) income from operations	(1,051)	339	(2,325)	(4,519)
Interest income (expense), net	(11)	16	(4)	37
Other income (expense), net	6	57	733	(2)
(Loss) income before income taxes	(1,056)	412	(1,596)	(4,484)
Provision for income taxes	14	13	38	29
Net (loss) income	$(1,070)	$399	$(1,634)	$(4,513)

Basic - net (loss) income per share	$(0.02)	$0.01	$(0.03)	$(0.08)

Diluted - net (loss) income per share	$(0.02)	$0.01	$(0.03)	$(0.08)

Basic - weighted average shares	59,709	58,758	59,511	58,643

Diluted - weighted average shares	59,709	60,289	59,511	58,643

(1) Includes net revenues from related party	$209	$430	$790	$1,036

(2) Includes amortization of purchased intangible assets	$5	$31	$11	$551